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PROSPECTUS SUPPLEMENT                                                   File No. 333-52822
----------------------                                                  Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)
Prospectus Supplement Number: 2211


                               Merrill Lynch & Co., Inc.
                              Medium-Term Notes, Series B
                       Due Nine Months or More from Date of Issue


                                  Floating Rate Notes

   Principal Amount: $100,000,000             Original Issue Date:  March 11, 2002

   Issue Price:      100.00%                  Stated Maturity Date: March 11, 2004

   CUSIP Number:     59018Y ME 8

   Interest Calculation:                      Day Count Convention:
   --------------------                       --------------------
  [ x ]   Regular Floating Rate Note         [ x ]  Actual/360
  [   ]   Inverse Floating Rate Note         [   ]  30/360
            (Fixed Interest Rate):           [   ]  Actual/Actual


   Interest Rate Basis:
   -------------------
  [   ]   LIBOR                              [   ]  Commercial Paper Rate
  [   ]   CMT Rate                           [   ]  Eleventh District Cost of Funds Rate
  [   ]   Prime Rate                         [   ]  CD Rate
  [ x ]   Federal Funds Rate                 [   ]  Other (see attached)
  [   ]   Treasury Rate
     Designated CMT Page:            Designated LIBOR Page:
            CMT Telerate Page:              LIBOR Telerate Page:
            CMT Reuters Page:               LIBOR Reuters Page:




   Index Maturity:           Not Applicable           Minimum Interest Rate:  Not Applicable

   Spread:                   +0.350%                  Maximum Interest Rate:  Not Applicable




   Initial Interest Rate:    Calculated as if the     Spread Multiplier:      Not Applicable
                             Original Issue Date
                             was an Interest
                             Reset Date
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   Interest Reset Dates:     Each Business Day, commencing March 12,
                             2002 to but excluding the Stated Maturity Date,
                             subject to the following Business Day convention.

   Interest Payment Dates:   Quarterly, on the 11th of March, June,
                             September and December commencing June 11, 2002 until maturity, subject to the following Business
                             Day convention.

   Repayment at the
   Option of the Holder:     The Notes cannot be repaid prior to the Stated
                             Maturity Date.

   Redemption at the
   Option of the Company:    The Notes cannot be redeemed prior to the
                             Stated Maturity Date.

   Form: The Notes are being issued in fully registered book-entry form.

   Trustee:                  JPMorgan Chase Bank

   Underwriters:             Merrill Lynch, Pierce, Fenner & Smith
                             Incorporated ("MLPF&S"), HSBC Securities (USA)
                             Inc. and BNP Paribas Securities Corp. (the
                             "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead
                             Underwriter.

                             Pursuant to an agreement, dated March 5, 2002 (the "Agreement"), between the Company and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

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                             Underwriters                                  Principal Amount of the Notes
                             ------------                                  -----------------------------
                             Merrill Lynch, Pierce, Fenner & Smith
                                         Incorporated                               $96,000,000
                             HSBC Securities (USA) Inc.                              $2,000,000
                             BNP Paribas Securities Corp.                            $2,000,000
                                                                                   -------------
                                                                    Total          $100,000,000

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                         Pursuant to the Agreement, the obligations of the
                         Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                         The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


       Dated:            March 5, 2002